EXHIBIT 10.2

AMENDED AND RESTATED

HANCOCK HOLDING COMPANY

2005 LONG-TERM INCENTIVE PLAN

This Amendment and Restatement of the Hancock Holding Company 2005 Long-Term Incentive Plan (hereinafter the “Plan”) is made this the 18th day of December, 2008, to be effective as of the 1st day of January, 2009.

WITNESSETH:

WHEREAS, effective the 31st day of March, 2005, Hancock Holding Company (the “Company”) adopted the Plan to provide incentives and awards to Associates and Directors of the Company and to Associates of its Subsidiaries; and

WHEREAS, the Company desires to amend the Plan to comply with applicable provisions of Section 409A of the Code and to reflect certain other changes and desires to restate the Plan in its entirety to incorporate such amendments.

NOW, THEREFORE, the Amended and Restated Hancock Holding Company 2005 Long-Term Incentive Plan is as follows:

ARTICLE I

PURPOSE

The purpose of the Hancock Holding Company 2005 Long-Term Incentive Plan is (i) to provide incentives and rewards for Associates and Directors of the Company and for Associates of its Subsidiaries (ii) to support the execution of the Company’s business and human resource strategies and the achievement of its goals and (iii) to associate the interests of Associates and Directors with those of the Company’s shareholders.

ARTICLE II

DEFINITIONS

Section 2.1 “Associate” means an employee of the Company or a Subsidiary.

Section 2.2 “Award” means a grant under this Plan of stock options (including incentive stock options under Section 422 of the Code), Restricted Shares, Performance Stock Awards or Stock Appreciation Rights on a stand alone, combination or tandem basis, as described herein.

Section 2.3 “Award Agreement” means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award made to such Participant under this Plan, in the form prescribed by the Committee.

Section 2.4 “Board” means the Board of Directors of the Company.

Section 2.5 “Change of Control” shall have the meaning specified in Section 12.2.

Section 2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.7 “Committee” means the Committee appointed by the Board, each member of which shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” within the meaning of Section 162(m) of the Code and an “independent director” as defined in Nasdaq Marketplace Rule 4200(15). The Committee shall be composed of no fewer than the minimum number of “Non-Employee Directors” as may be required by Rule 16b-3.

Section 2.8 “Common Stock” means the common stock of the Company.

Section 2.9 “Company” means Hancock Holding Company, a bank holding company under the Bank Holding Company Act of 1956, headquartered in Gulfport, Mississippi, and its successors and assigns.

Section 2.10 “Director” means a member of the board of directors of the Company.

Section 2.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.12 “Fair Market Value” means the closing price of the Common Stock as reported on the Nasdaq Stock Market on the day immediately preceding the relevant valuation date or, if there were no Common Stock transactions on such day, on the next preceding date on which there were Common Stock transactions.

Section 2.13 “Incentive Award” means an Award to an Associate or Director under this Plan.

Section 2.14 “Negative Discretion” means other factors to be applied by the Committee in reducing the number of shares of Common Stock to be issued pursuant to a Performance Stock Award if the Performance Goals have been met or exceeded if, in the Committee’s sole judgment, such application is appropriate in order to act in the best interest of the Company and its shareholders. The Negative Discretion factors include, but are not limited to, the achievement of measurable individual performance objectives established by the Committee and communicated to the Associate or Director in advance of the Performance Period, and competitive pay practices.

Section 2.15 “Participant” means an Associate or Director who has been granted an Award under this Plan.

Section 2.16 “Performance Goals” means, with respect to any Performance Period, performance goals based on any of the following criteria and established by the Committee prior to the beginning of such Performance Period or performance goals based on any of the following criteria and established by the Committee after the beginning of such Performance Period that meet the requirements to be considered pre-established performance goals under Section 162(m) of the Code: earnings or earnings growth; earnings per share; return on equity, assets or investment; revenues; expenses; charge-offs; reductions in non-performing assets; any component of or combination of the preceding and/or any other performance measure as may be determined and defined from time to time by the Committee. Such Performance Goals may be particular to an Associate or Director or the division, department, branch, line of business, Subsidiary or other unit in which the Associate works, or may be based on the performance of the Company generally.

Section 2.17 “Performance Period” means the period of time designated by the Committee applicable to Restricted Shares or a Performance Stock Award during which the Performance Goals shall be measured.

Section 2.18 “Performance Stock Award” shall have the meaning specified in Section 6(d).

Section 2.19 “Plan” means the Hancock Holding Company 2005 Long-Term Incentive Plan, amended and restated as set forth herein.

Section 2.20 “Plan Year” means a twelve-month period beginning with January 1 of each year.

Section 2.21 “Reporting Person” means an officer or director of the Company subject to the reporting requirements of Section 16 of the Exchange Act.

Section 2.22 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

ARTICLE III

ELIGIBILITY

Any Associate of the Company or a Subsidiary and any Director of the Company selected by the Committee is eligible to receive an Incentive Award.

ARTICLE IV

PLAN ADMINISTRATION

Section 4.1 Committee. This Plan shall be administered by the Committee. The Committee shall periodically make determinations with respect to the participation of Associates or Directors in this Plan and the grant terms of Awards hereunder as provided in Article VI. Except as otherwise required by this Plan, the Committee shall have authority to interpret and construe the provisions of this Plan and the Award Agreements and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons.

Section 4.2 Delegation. The Committee may designate persons other than its members to carry out its responsibilities under such conditions or limitations as it may set, other than its authority with regard to Awards granted to Reporting Persons.

ARTICLE V

STOCK SUBJECT TO THE PROVISIONS OF THIS PLAN

Section 5.1 Types of Shares. The stock subject to the provisions of this Plan shall either be shares of authorized but unissued Common Stock, shares of Common Stock held as treasury stock or previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

Section 5.2 Aggregate Limitations. Subject to adjustment in accordance with the provisions of Article X, and subject to Section 5.6, the aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under this Plan is Five Million (5,000,000) all of which can be issued to Associates as Incentive Stock Options if the Committee so determines in its sole discretion. The aggregate number of shares subject to this Plan may be increased from time to time by amendment hereto in accordance with Article IX, provided, however, the total number of shares of Common Stock issuable pursuant to Awards of Incentive Stock Options shall not be increased to more than Five Million (5,000,000) (other than pursuant to an adjustment for changes in capitalization as provided in Article X) without approval by the shareholders of the Company.

Section 5.3 Annual Limitation. Subject to adjustment in accordance with the provisions of Article X, and subject to Section 5.6, the total number of shares of Common Stock for which Awards may be granted (including, without limitation, Awards of Restricted Shares and Performance Stock Awards) in any Plan Year shall not exceed two percent (2%) of the outstanding Common Stock as reported in the Company’s Annual Report on Form 10-K for the fiscal year ending immediately prior to such Plan Year.

Section 5.4 Participant Limitations. Subject to adjustment in accordance with Section X, and subject to Section 5.2, (i) the total number of shares of Common Stock available for grants of Awards in any Plan Year to any Participant shall not exceed 100,000 shares of Common Stock and (ii) the total number of shares of Common Stock available for grants of Restricted Shares to be issued pursuant to Performance Stock Awards in any Plan Year to any Participant shall not exceed 35,000 shares of Common Stock. In addition, the aggregate Fair Market Value (determined as of the date of the grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year shall not exceed One Hundred Thousand and no/100 Dollars ($100,000.00).

Section 5.5 Calculation of Shares. In addition to the provisions of Section 5.6 below, for purposes of calculating the total number of shares of Common Stock available for grants of Awards hereunder, the following shall apply:

(1)	The number of shares of Common Stock available for grants of Awards hereunder shall be reduced by the number of shares for which Awards are actually granted, and by the number of shares credited as restricted stock units and/or performance shares to the account of the Participant under the Company’s Nonqualified Deferred Compensation Plan in lieu of an Award of Restricted Shares or of Performance Stock under this Plan, and

(2)	The grant of a Performance Stock Award shall be deemed to be equal to the maximum number of shares of Common Stock which may be issued under the Award.

Section 5.6 Determining Limits. There shall be carried forward and be available for Awards under this Plan in each succeeding Plan Year, in addition to shares of Common Stock available for grant in such Plan Year under Section 5.3, all of the following: (i) any unused portion of the limit set forth in Section 5.3 for preceding Plan Years; (ii) shares of common Stock represented by Awards which have been cancelled, forfeited, surrendered, terminated or expire unexercised during preceding Plan Years; and (iii) the excess amount of variable Awards which become fixed at less than their maximum limitations.

In addition, if any Award under the Plan shall expire, terminate or be canceled (including cancellation upon the Participant’s exercise of a related Award) for any reason without having been exercised in full, or if any Award shall be forfeited to the Company, the unexercised or forfeited Award shall not count against the aggregate limitations under Section 5.2 and shall again become available for grants under the Plan (unless the holder of such Award received dividends or other economic benefits with respect to such Award, which dividends or other economic benefits are not forfeited, in which case the Award shall count against the above limits). Shares of Common Stock equal in number to the shares surrendered in payment of the option price, and shares of Common Stock that are withheld in order to satisfy Federal, state or local tax liability, shall not count against the aggregate limitations in Section 5.2. Only the number of shares of Common Stock actually issued upon exercise of a Stock Appreciation Right shall count against the above limit, and any shares that were estimated to be used for such purposes and were not in fact so used shall again become available for grants under the Plan. Cash settlements of Awards will not count against the above limits.

ARTICLE VI

INCENTIVE AWARDS UNDER THIS PLAN

Section 6.1 Types of Awards. As the Committee may determine, the following types of Incentive Awards may be granted under this Plan to Associates or Directors on a stand alone, combination or tandem basis:

(a) Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided that the exercise price of any option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of the Award.

(b) Incentive Stock Option. An Award to an Associate in the form of a stock option which shall comply with the requirements of Section 422 of the Code or any successor Section as it may be amended from time to time. Incentive Stock Options may only be awarded to an Associate. In no event will a Director be eligible to receive, nor shall a Director be granted hereunder, an Award of an Incentive Stock Option, unless such Director is otherwise eligible as an Associate.

(c) Restricted Shares. A transfer of shares of Common Stock to a Participant, subject to such restrictions on transfer, vesting or other incidents of ownership, or subject to specified performance standards, for such periods of time as the Committee may determine. Stock certificates representing the Restricted Shares granted to a Participant shall be registered in the name of the Participant, and the Participant shall be entitled to dividends on and have the right to vote such shares.

(d) Performance Stock Awards. A right, granted to a Participant, to receive Common Stock that is not to be issued to the Participant until after the satisfaction of the Performance Goals during a Performance Period.

(e) Stock Appreciation Rights. An Award which entitles the Participant to receive upon exercise of the right, all or a portion of the excess of (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (b) a specified price that shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock at the time of grant. Stock Appreciation Rights may be granted in connection with a previously or contemporaneously granted option, or independent of any option. If issued in connection with an option, the Committee may impose a condition that exercise of a Stock Appreciation Right cancels the option with which it is connected. A Stock Appreciation Right may not be exercised at any time when the Fair Market Value of the shares of Common Stock to which it relates does not exceed the exercise price of the option associated with those shares of Common Stock. A Stock Appreciation Right issued in connection with an option may be exercised at any time the option to which it relates is exercisable, but only to the extent the option to which it relates is then exercisable, and shall be subject to the conditions applicable to such option. Upon exercise of a Stock Appreciation Right, only Common Stock can be delivered in settlement thereof.

Section 6.2 Award Agreement. Each Award under the Plan shall be evidenced by a written or electronic agreement that shall set forth the terms of the Award. Except as otherwise required by law or the provisions of this Plan, the Committee shall have sole discretion to determine the terms of each Award granted hereunder, including vesting schedules, price, performance standards (including Performance Goals), length of relevant performance, restriction or option period, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purpose of this Plan, risks of forfeiture, and such other terms and conditions as the Committee shall deem appropriate.

ARTICLE VII

PERFORMANCE STOCK AWARDS

Section 7.1 Administration. Performance Stock Awards may be granted to a Participant either alone or in addition to other Incentive Awards granted under this Plan. The Committee shall determine the Associates and Directors to whom Performance Stock Awards shall be granted for any Performance Period, the duration of the applicable Performance Period, the number of shares of Common Stock to be awarded at the end of a Performance Period if the Performance Goals are met or exceeded and the terms and conditions of the Performance Stock Award in addition to those contained in this Article VII.

Section 7.2 Payment of Award. During or after the end of a Performance Period, the financial performance of the Company during such Performance Period shall be measured against the Performance Goals. If the Performance Goals are not met, no Common Stock shall be issued pursuant to the Performance Stock Award. If the Performance Goals are met or exceeded, the Committee shall certify that fact in writing in the Committee minutes or elsewhere and certify the number of shares of Common Stock to be issued under each Performance Stock Award in accordance with the related Award Agreement. The Committee may, in its sole discretion, apply Negative Discretion to reduce the number of shares of Common Stock to be issued under a Performance Stock Award.

Section 7.3 Entitlement to Shares. To be entitled to earn or receive shares under a Performance Stock Award, a Participant must remain as an Associate or Director through the end of the Performance Period and for a period of forty-five (45) days thereafter.

ARTICLE VIII

OTHER TERMS AND CONDITIONS

Section 8.1 Assignability. With respect to Incentive Stock Options only, except to the extent, if any, as may be permitted by the Code and rules promulgated under Section 16 of the Exchange Act, (i) no Incentive Stock Option shall be assignable or transferable except by will, by the laws of descent and distribution or by a beneficiary designation filed with the Company in accordance with procedures established by the Committee and (ii) during the lifetime of a Participant, the Award shall be exercisable only by such Participant or such Participant’s guardian or legal representative.

With respect to other Awards, unless the Committee shall permit (on such terms and conditions as it shall establish) an Award to be transferred to a member of the Participant’s immediate family or to a trust or similar vehicle for the benefit of such immediate family members (collectively, the “Permitted Transferees”), (i) no Award shall be assignable or transferable except by will, by the laws of descent and distribution or by a beneficiary designation filed with the Company in accordance with procedures established by the Committee or pursuant to a domestic relations order and (ii) during the lifetime of a Participant, the Award shall be exercisable only by such Participant or such Participant’s guardian, legal representative or assignee pursuant to a domestic relations order or, if applicable, the Permitted Transferees.

Section 8.2 Exercise of Option by Transferee. Upon the transfer of (i) an Incentive Stock Option to a beneficiary or devisee or (ii) an option other than an Incentive Stock Option to any transferee pursuant to a transfer approved by the Committee, such transferee shall have the balance of the original exercise period within which to exercise the transferred option.

Section 8.3 Rights As A Shareholder. Except as otherwise provided herein with respect to Restricted Shares or in any Award Agreement, a Participant shall have no rights as a shareholder with respect to shares of Common Stock covered by an Award until the date the Participant or his nominee (which, for purposes of this Plan, shall include any third party agent selected by the Committee to hold such shares on behalf of a Participant), guardian or legal representative is the holder of record of such shares.

Section 8.4 No Obligation to Exercise. The grant of an Award shall impose no obligation upon the Participant to exercise the Award.

Section 8.5 Payments by Participants. The Committee may determine that Incentive Awards for which a payment is due from a Participant may be payable: (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Company, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) by a combination of the methods described in (i) and (ii) above; or (iv) by such other methods as the Committee may deem appropriate.

Section 8.6 Tax Withholding. The Company shall have the right to withhold from any payments made under this Plan, including the Common Stock distributed or to be distributed pursuant to an Award hereunder, or to collect from the Participant as a condition of such payment, any taxes required by applicable federal, state and/or local income tax law to be withheld (“Withholding Taxes”). At any time any Withholding Taxes are required to be withheld in connection with a distribution of shares of Common Stock pursuant to this Plan, the Participant may elect to satisfy this obligation, in whole or in part, by either (i) remitting cash to the Company equal to the amount of the Withholding Taxes, or (ii) directing the Company to withhold from such distribution shares of Common Stock having a value equal to the amount of the Withholding Taxes. Such an election may be made in connection with a Stock Option at the time of the exercise of such Stock Option. In the case of Restricted Shares or other Awards, such election must be made prior to the time the Award vests or otherwise becomes taxable to the Participant. Such an election is subject to the disapproval of the Committee. If an election is not made by the Participant, the amount of the Withholding Taxes shall be withheld from the Common Stock to be distributed under the Award.

Section 8.7 Restrictions On Sale and Exercise. With respect to Reporting Persons, and if required to comply with rules promulgated under Section 16 of the Exchange Act (i) no Award providing for exercise, a vesting period, a restriction period or the attainment of performance standards shall permit unrestricted ownership of shares of Common Stock by the Participant for at least six months from the date of grant, and (ii) shares of Common Stock acquired pursuant to this Plan (other than shares of Common Stock acquired as a result of the granting of a “derivative security”) may not be sold or otherwise disposed of for at least six months after acquisition.

Section 8.8 Requirements of Law. The granting of Awards and the issuance of shares of Common Stock upon the exercise of Awards shall be subject to all applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed. As a condition precedent to the issuance of shares of Common Stock pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements.

ARTICLE IX

AMENDMENTS AND TERMINATION

Section 9.1 Board Authority. Except as otherwise provided in this Plan, the Board may at any time terminate and, from time to time, may amend or modify this Plan. Any such action of the Board may be taken without the approval of the Company’s shareholders, but only to the extent that such shareholder approval is not required by applicable law, regulation, or self-regulatory organization rule, including specifically Rule 16b-3 under the Exchange Act and NASDAQ Marketplace Rule 4350(i).

Section 9.2 Preservation of Awards. No amendment, modification or termination of this Plan shall in any manner adversely affect any Awards theretofore granted to a Participant under this Plan without the consent of such Participant.

ARTICLE X

RECAPITALIZATION

The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares of Common Stock which may be issued in each Plan Year, the number of shares of Common Stock covered by each outstanding Award, and the price per share thereof in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, or reorganization, redesignation, merger, consolidation, recapitalization or other such change. Any such adjustment may provide for the elimination of fractional shares.

ARTICLE XI

NO RIGHT TO EMPLOYMENT

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or a Subsidiary. Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

ARTICLE XII

CHANGE OF CONTROL

Section 12.1 Effect of a Change of Control. In the event of a Change of Control (as defined below), each Incentive Award outstanding on the date of such Change of Control may be immediately exercised and/or realized if and to the extent provided in the Award Agreement evidencing such Incentive Award. In addition, notwithstanding anything contained in this Plan or any Award Agreement to the contrary, the following may, in the sole discretion of the Committee, occur with respect to any and all Incentive Awards outstanding as of the date of such Change of Control:

(i) automatic maximization of performance standards, lapse of all restrictions and acceleration of any time periods relating to the vesting of such Awards so that such Awards may be immediately vested in full on or before the relevant date fixed in the Award Agreement;

(ii) Performance Stock Awards shall be paid entirely in cash;

(iii) following a Change of Control, if a Participant’s employment or service as a Director terminates for any reason other than retirement under a retirement plan of the Company or death, any Options held by such Participant may be exercised by such Participant until the earlier of three months after the termination of employment or the expiration date of such Options; and

(iv) all Awards become non-cancelable.

Section 12.2 Definition. For purposes of this Plan, a “Change of Control” of the Company shall be deemed to have occurred upon the happening of any of the following events:

(i) The acquisition by any one person or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than fifty percent (50%)of the total Fair Market Value or total voting power of the stock of the Company;

(ii) The acquisition by any one person, or by more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of ownership of stock in the Company possessing fifty percent (50%) or more of the total voting power of the stock of the Company;

(iii) The replacement during any twelve-month period of a majority of the members of the Board by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(iv) The acquisition by any one person, or more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

It is intended that the definition of Change of Control contained herein shall be the same as (i) a change of ownership of a corporation, (ii) a change in the effective control of a corporation and/or (iii) a change in the ownership of a substantial portion of a corporation’s assets as reflected in Treasury Regulations Section 1.409A-3(i)(5), as modified by the substitution of the higher percentage requirements in items (b) and (d) above; and all questions or determinations in connection with any such Change of Control shall be construed and interpreted in accordance with the provisions of such Regulations. This definition of a Change of Control shall be applicable only for purposes of determining benefits related to Awards granted under this Plan which become applicable in the event of such a Change of Control and for no other purpose.

ARTICLE XIII

GOVERNING LAW

To the extent that federal laws and/or related federal rules and regulations do not otherwise control, this Plan shall be construed in accordance with and governed by the law of the State of Mississippi.

ARTICLE XIV

INDEMNIFICATION

Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Code of Regulation, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE XV

SAVINGS CLAUSE

This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to those Participants who are Reporting Persons, Rule 16b-3 under the Exchange Act. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by laws, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan. Notwithstanding anything in this Plan to the contrary, the Committee, in its sole and absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to Participants who are Reporting Persons without so restricting, limiting or conditioning this Plan with respect to other Participants.

EFFECTIVE DATE AND TERM

The effective date of this Amendment and Restatement of the Plan is January 1, 2009. The original effective date of the Plan is March 31, 2005, the date of its approval by the Company’s shareholders. This Plan shall remain in effect until the tenth anniversary of its approval by the shareholders.

HANCOCK HOLDING COMPANY

By:
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